EXHIBIT 99.1

Dime Community Bank Announces Five Branch Combinations

HAUPPAUGE, N.Y., June 29, 2021 (GLOBE NEWSWIRE) -- Dime Community Bank, the wholly owned subsidiary of Dime Community Bancshares, Inc. (NASDAQ: DCOM) (the “Company” or “Dime”), announced today that it plans to combine five branch locations into other existing branches.

●	149 Kent Avenue, Brooklyn, NY and 214 Bedford Avenue, Brooklyn, NY will be combined into 281 Broadway, Brooklyn, NY.

●	1600 Avenue M, Brooklyn, NY will be combined into 1902 Kings Highway, Brooklyn, NY.

●	6324 Route 25A, Wading River, NY will be combined into 75 Route 25A, Rocky Point, NY.
●	150 Hampton Road, Southampton, NY will be combined into 243 Windmill Lane, Southampton, NY.

Kevin M. O’Connor, Chief Executive Officer of the Company, stated, “We regularly review our distribution channels and these combinations are part of our ongoing efforts to improve the efficiency of our branch network. Each location will be combined into a nearby branch, thereby minimizing customer disruption and allowing us to continue to serve our customers’ needs.”

The combinations are expected to take place in October 2021.

ABOUT DIME COMMUNITY BANCSHARES, INC.

Dime Community Bancshares, Inc. is the holding company for Dime Community Bank, a New York State-chartered trust company with over $13 billion in assets and number one deposit market share among community banks on Greater Long Island (1).

(1) Aggregate deposit market share for Kings, Queens, Nassau & Suffolk counties for community banks with less than $20 billion in assets.

Dime Community Bancshares, Inc.
Investor Relations Contact:
Avinash Reddy
Senior Executive Vice President – Chief Financial Officer
Phone: 718-782-6200; Ext. 5909
Email: avinash.reddy@dime.com